GREEN MOUNTAIN COFFEE, INC.
                                Exhibit 11
                    Computation of Net Income Per Share
                                (unaudited)

                                    Twelve weeks        Twenty-eighty weeks
                                       ended                   ended
                               April 12,   April 13,   April 12,   April 13,
                                  1997       1996         1997        1996
                               ----------  ---------   ----------  ----------
Net income..................   $  579,000  $  98,000   $1,301,000  $ 777,000
                               ----------  ---------   ----------  ---------
Primary weighted common
 shares outstanding:
   Common stock.............    3,417,306  3,399,795    3,417,306  3,399,795
   Dilutive effect of
     outstanding common
     stock options..........       30,693     28,793       28,532     27,759
                               ----------  ---------    ---------  ---------
Weighted average common
  and common equivalent
  shares....................    3,447,999   3,428,588   3,445,838  3,427,554
                               ----------  ----------   ---------  ---------
Net income per share........   $     0.17  $     0.03   $    0.38  $    0.23
                               ----------  ----------   ---------  ---------

       This Exhibit should be read in conjunction with the accompanying unaudited interim consolidated financial statements and the notes thereto.